UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 25, 2005

Forest City Enterprises, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-4372	34-0863886
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Terminal Tower, 50 Public Square, Suite 1100, Cleveland, Ohio		44113
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-621-6060

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 25, 2005, Forest City Enterprises, Inc. (the "Company") sold $150 million aggregate principal amount of its 6.50% Senior Notes due February 1, 2017 (the "Notes"). The Company expects to use the proceeds from the offering of approximately $145.7 million, net of issuance costs, to pay down its outstanding balance under its credit facility and for general corporate and working capital purposes.

The Notes bear an interest rate of 6.50% per annum and will be payable semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 2005. The Notes are unsecured senior obligations of the Company and rank equally to all existing and future unsecured indebtedness; however, the Notes are subordinated to all existing and future secured indebtedness of the Company’s subsidiaries, including the credit facility.

The Notes were issued under an indenture (the "Indenture"), dated May 19, 2003, between the Company and The Bank of New York, as trustee (the "Trustee"). The Indenture contains covenants that limit the Company’s ability to, among other things, incur additional debt, issue or sell capital stock of its subsidiaries, pay dividends on or redeem the Company’s equity securities, create liens, enter into sale and leaseback transactions, merge or consolidate with another company, transfer or sell all its assets, and enter into transactions with affiliates. Upon the occurrence of a "change of control," as defined in the Indenture, the Company is required to make an offer to repurchase the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date.

The Notes may be redeemed by the Company, at any time on or after February 1, 2010 at redemption prices of 103.250% for the year beginning February 1, 2010 and systematically reduced to 100% in the years thereafter. If the Company completes one or more public equity offerings prior to February 1, 2008, up to 35% of the original principal amount of the Notes may be redeemed using all or a portion of the net proceeds within 75 days of the completion of the public equity offering at 106.50% of the principal amount of the Notes.

The Indenture is subject to customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to pay or acceleration of certain other indebtedness, certain events of bankruptcy and insolvency, and failure to pay certain judgments. An event of default under the Indenture will allow either the Trustee or the holders of at least 25% in aggregate principal amount of the then-outstanding Notes to accelerate, or in certain cases, will automatically cause the acceleration of the amounts due under the Notes.

The foregoing description of the Indenture and the Notes does not purport to be complete, and is qualified in its entirety by reference to the full text of the Indenture and the form of the Note, copies of which are filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

4.1 Senior Note Indenture, dated as of May 19, 2003, between the Company, as issuer, and The Bank of New York, as trustee, incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed May 20, 2003 (File No. 1-4372).

4.2 Form of 6.50% Senior Note due 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forest City Enterprises, Inc.

January 26, 2005	By:	Thomas G. Smith

Name: Thomas G. Smith
Title: Executive Vice President, Chief Financial Officer and Secretary

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Exhibit Index

Exhibit No.	Description

4.2	Form of 6.50% Senior Note due 2017.